As filed with the Securities and Exchange Commission on October 16, 2003

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ORIX KABUSHIKI KAISHA
(Exact Name of Registrant as Specified in Its Charter)

ORIX CORPORATION
(Translation of Registrant’s Name Into English)

Japan	13-2792249
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3-22-8 Shiba, Minato-ku
Tokyo 105-8683
81-3-5419-5102
(Address and Telephone Number of Registrant’s Principal Executive Offices)

Kenneth J. Stuart
ORIX USA Corporation
Executive Vice President and
General Counsel
1177 Avenue of the Americas
New York, New York 10036
(212) 739-1600
(Name, Address and Telephone Number of Agent For Service)

Copies to:

Theodore A. Paradise Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000	David A. Sneider Simpson Thacher & Bartlett LLP Ark Mori Building 30th Floor 12-32, Akasaka 1-chome Minato-ku, Tokyo, 107, Japan 81-3-5562-8601

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

		Proposed Maximum
Title Of Each Class		Aggregate Offering	Amount Of
Of Securities To Be Registered(1)	Amount To Be Registered(1)(2)(3)	Price(1)(2)(3)	Registration Fee(3)

Common stock without par value(4)(5)

Preferred stock

Debt securities(6)

Warrants(7)

Depositary interests(8)

Total	$500,000,000	$500,000,000	$40,450

(1)	These offered securities may be sold separately or together with other offered securities.

(2)	An indeterminate number or amount of common stock, preferred stock, debt securities, warrants and depositary interests as may from time to time be issued at indeterminate prices. In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $500,000,000 in U.S. dollars or the equivalent in foreign denominated currency or currency units, or if any debt securities are issued with an original issue discount, such greater amount as shall result in an aggregate offering price not to exceed $500,000,000.

(3)	Estimated solely for the purpose of calculating the registration fee, which is calculated in accordance with Rule 457(o) of the rules and regulations under the Securities Act of 1933. Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed. The table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price.

(4)	A separate registration statement on form F-6 filed by ORIX Corporation on September 11, 1998 (Registration No. 333-09384) has been used for the registration of American Depositary Shares evidenced by the American Depositary Receipts issuable upon deposit of the common stock of ORIX Corporation registered hereby.

(5)	Also includes such currently indeterminate number of common stock of ORIX Corporation as may be issued upon conversion of or exchange for any securities that provide for conversion or exchange into such common stock or pursuant to the warrants.

(6)	Under Japanese law, convertible bonds are issued in the form of bonds with stock acquisition rights. The stock acquisition rights will be embodied as an inherent part of the convertible bonds. If any debt securities are convertible into common stock, the conversion will be accomplished through the exercise of the stock acquisition rights.

(7)	Under Japanese law, warrants are issued in the form of stock acquisition rights. The issuance of common stock pursuant to the warrants will be accomplished through the exercise of the stock acquisition rights.

(8)	Depositary interests represent an indeterminate number of convertible bonds as may be issued by a depositary holding a global security.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 16, 2003

PROSPECTUS

ORIX CORPORATION

COMMON STOCK
AMERICAN DEPOSITARY SHARES REPRESENTING COMMON STOCK
PREFERRED STOCK
SENIOR DEBT SECURITIES
SUBORDINATED DEBT SECURITIES
WARRANTS

     ORIX Corporation, or ORIX, may offer and sell from time to time any of the following securities:

•	common stock;

•	American depositary shares, or ADSs, representing common stock;

•	preferred stock;

•	senior debt securities;

•	subordinated debt securities; and

•	warrants.

     This prospectus provides you with a general description of the securities ORIX may offer.

     Each time securities are sold using this prospectus, ORIX will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

     The securities will be offered through underwriters, dealers or agents or directly to investors. The supplements to this prospectus will provide the specific terms of the plan of distribution.

     ORIX’s common stock is listed on the First Section of the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange in Japan. ADSs representing ORIX’s common stock are listed on the New York Stock Exchange under the symbol “IX.” The applicable prospectus supplement will contain information, where applicable, as to any other listing on any securities exchange of the securities covered by the prospectus supplement.

     Investing in the securities involves risk. See “Risk Factors” in Item 3 of ORIX’s most recent 20-F filed with the Securities and Exchange Commission and any additional risk factors included in the applicable prospectus supplement under the heading “Risk Factors.”

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2003.

ABOUT THIS PROSPECTUS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
ORIX CORPORATION
OFFERING INFORMATION
CAPITALIZATION AND INDEBTEDNESS
USE OF PROCEEDS
THE OFFER AND LISTING
DESCRIPTION OF SECURITIES
TAXATION
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
ENFORCEMENT OF CIVIL LIABILITIES
WHERE YOU CAN FIND MORE INFORMATION
SIGNATURES
POWER OF ATTORNEY
EX-3.2 REGULATIONS OF THE BOARD OF DIRECTORS
EX-3.3 SHARE HANDLING REGULATIONS
EX-4.1 FORM OF COMMON STOCK CERTIFICATE
EX-4.3 FORM OF SENIOR INDENTURE
EX-4.5 FORM OF SUBORDINATED INDENTURE
EX-4.7 FORM OF BOOK-ENTRY DEPOSIT AGREEMENT
EX-5.1 OPINION OF MITSUI, YASUDA, WANI & MAEDA
EX-5.2 OPINION OF DAVIS POLK & WARDWELL
EX-23.1 INDEPENDENT AUDITORS' CONSENT

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that ORIX Corporation, or ORIX, filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, ORIX may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000 or the equivalent in foreign denominated currency or currency units.

     This prospectus provides you with a general description of the securities which ORIX may offer. Each time ORIX sells securities ORIX will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” beginning on page 34 of this prospectus before purchasing any of ORIX’s securities.

     You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. “Incorporated by reference” means that ORIX can disclose important information to you by referring you to another document filed separately with the SEC. ORIX has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. ORIX is not making, nor will ORIX make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

     Unless the context otherwise requires, references in this prospectus and any supplement to this prospectus to “ORIX” refers to ORIX Corporation and “we,” “us,” “our,” and similar terms refer to ORIX Corporation and its subsidiaries. We use the word “you” to refer to prospective investors in the securities.

     The consolidated financial statements of ORIX have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Unless otherwise stated or the context otherwise requires, all amounts in such financial statements are expressed in Japanese yen.

     In this prospectus and any prospectus supplement, when we refer to “dollars,” “U.S.$” and “$,” we mean U.S. dollars, and, when we refer to “yen” and “¥,” we mean Japanese yen. This prospectus contains a translation of some Japanese yen amounts into U.S. dollars solely for your convenience.

     ORIX’s head office is located at 3-22-8 Shiba, Minato-ku, Tokyo 105-8683, Japan and the telephone number is 81-3-5419-5102.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Words such as “believe,” “will,” “should,” “expects,” “intend,” “anticipate,” “estimate” and similar expressions, among others, identify forward looking statements. Forward looking statements, which include statements contained in “Item 5. Operating and Financial Review and Prospects” and “Item 11. Quantitative and Qualitative Disclosure About Market Risk” of ORIX’s fiscal 2003 20-F, inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those set forth in such statements.

     We have identified some of the risks inherent in forward-looking statements in Item 3 of ORIX’s most recent 20-F, “Key Information — Risk Factors.” Other factors could also adversely affect ORIX’s results or the accuracy of forward-looking statements in this prospectus, and you should not consider the factors discussed here or in Item 3 of ORIX’s most recent 20-F “Key Information — Risk Factors” to be a complete set of all potential risks or uncertainties.

     The forward-looking statements made in this prospectus speak only as of the date of this prospectus. ORIX expressly disclaims any obligation or undertaking to release any update or revision to any forward looking statement contained herein to reflect any change in ORIX’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

RISK FACTORS

     See “Key Information — Risk Factors” in Item 3 of ORIX’s most recent 20-F.

RATIO OF EARNINGS TO FIXED CHARGES

     ORIX’s ratios of earnings to fixed charges in accordance with U.S. GAAP for the periods presented are as follows:

	Year Ended March 31,

	1999	2000	2001	2002	2003

Ratio of earnings to fixed charges	x1.25	x1.43	x1.48	x1.75	x1.56

     The ratios of earnings to fixed charges are computed by dividing earnings by fixed charges. Earnings consist primarily of income before extraordinary gain, cumulative effect of a change in accounting principle and income taxes, as adjusted for some equity method investments and fixed charges. Fixed charges consist primarily of interest expense on short-term and long-term debt including hedging effect, capitalized interest costs, amortized premiums and discounts and capitalized debt issuance costs and estimated interest within rental expense.

ORIX CORPORATION

     ORIX Corporation is a joint stock corporation (kabushiki kaisha) formed under Japanese law. ORIX was founded as a Japanese corporation in 1964 in Osaka, Japan as Orient Leasing Co., Ltd., a specialist in equipment leasing. We have grown over the succeeding decades to become one of Japan’s largest and most innovative financial services companies, providing a broad range of commercial and consumer finance products and services.

     For further information, see Item 4 “Information on the Company” of ORIX’s fiscal 2003 20-F.

OFFERING INFORMATION

     ORIX may sell an indeterminate number or amount of securities from time to time on any national securities exchange or automated interdealer quotations system on which ORIX’s shares of common stock, or Shares, or other securities are listed or quoted, through negotiated transactions with underwriters or with other persons, through a combination of such methods of sale or otherwise, including private sales. See “Plan of Distribution.” In no event will the aggregate maximum offering price of all securities issued pursuant to this prospectus exceed $500,000,000 in U.S. dollars or the equivalent in foreign denominated currency or currency units, or if any debt securities are issued with an original issue discount, such greater amount as shall result in an aggregate offering price not to exceed $500,000,000. ORIX may sell securities at market prices at the time of sale, at prices related to those market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by agreement between ORIX and underwriters, brokers, dealers or agents, or purchasers.

CAPITALIZATION AND INDEBTEDNESS

		As of June 30, 2003

		(unaudited)

			Millions of
		Millions of yen	U.S. dollars

Short-term debt:
Total short-term debt (excluding current portion of long-term debt)		¥1,120,197	$9,351

Long-term debt:	Due

Banks:
Fixed rate: 0.5% to 8.4%	2004-2013	¥187,959	$1,569
Floating rate: principally based on LIBOR plus 0.03% to 0.8%	2004-2020	774,853	6,468
Insurance companies and others:
Fixed rate: 0.5% to 7.1%	2004-2022	407,002	3,397
Floating rate: principally based on LIBOR plus 0.0% to 0.6%	2005-2012	270,592	2,259
Unsecured 0.0% to 3.1% bonds	2004-2013	738,551	6,165
Unsecured 0.0% to 0.4% convertible bonds	2005-2007	68,591	572
Unsecured 0.6% to 1.6% bonds with warrants	2004-2006	6,900	58
Unsecured 0.0% bonds with stock acquisition rights	2022	50,446	421
Unsecured 0.0% to 7.2% notes under medium-term note program	2004-2013	225,019	1,878
0.5% to 7.6% payables under securitized lease receivables	2003-2009	93,826	783
0.9% to 5.8% payables under securitized loan receivables	2010	18,056	151

Total long-term debt		¥2,841,795	$23,721

Shareholders’ Equity:
Common stock:
authorized — 259,000,000 shares issued — 84,365,914 shares		¥52,067	$435
Additional paid-in capital		70,002	584
Legal reserve		2,220	19
Retained earnings		441,169	3,683
Accumulated other comprehensive loss		(30,657)	(256)
Treasury stock, at cost, 674,135 shares		(8,254)	(70)

Total Shareholders’ Equity		¥526,547	$4,395

Total Capitalization		¥4,488,539	$37,467

(1)	Short-term and long-term debt from banks and insurance companies include both secured and unsecured borrowings. The outstanding amounts of such unsecured borrowings as of June 30, 2003 are not available. As of March 31, 2003, ¥280,311 million of ORIX’s consolidated indebtedness was secured and ¥3,696,736 million was unsecured.

(2)	The outstanding amounts of guaranteed indebtedness as of June 30, 2003 are not available. As of March 31, 2003, all of ORIX’s consolidated indebtedness was unguaranteed. For the purpose of this note, guaranteed means guarantees provided by third parties.

(3)	ORIX and its certain subsidiaries guarantee loans made by banks and other financial institutions to third parties. The potential future payments of these guarantee contracts outstanding as of June 30, 2003 are not available. As of March 31, 2003, the potential future payments under the guarantee contracts outstanding were ¥101,460 million. As of June 30, 2003 and March 31, 2003, ORIX did not have any other material indirect or contingent indebtedness except for the guarantees described in this footnote.

USE OF PROCEEDS

     Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by ORIX will be used for general corporate purposes.

THE OFFER AND LISTING

Tokyo Stock Exchange

     The primary market for the Shares is the Tokyo Stock Exchange. The Shares have been traded on the First Section of the Tokyo Stock Exchange since 1973 and are also listed on the First Sections of The Osaka Securities Exchange and The Nagoya Stock Exchange.

     The Tokyo Stock Exchange is the principal Japanese stock exchange. The most widely followed price index of stocks on the Tokyo Stock Exchange is the Nikkei Stock Average, an index of 225 selected stocks traded on the First Section of the Tokyo Stock Exchange.

     The following table shows the reported high and low sales prices of the Shares on the Tokyo Stock Exchange, excluding off-floor transactions. High and low sales price quotations from the Tokyo Stock Exchange have been translated in each case into dollars per ADS at the Federal Reserve Bank of New York’s noon buying rate on the relevant date or the noon buying rate on the next business day if the relevant date is not a business day.

Tokyo Stock Exchange Price Share

	Price Per Share		Translated into US$ per ADS

Calendar period	High	Low	High	Low

1998	¥10,630	¥7,560	$39	$31
1999	24,150	7,200	118	33
2000	24,100	10,280	117	46
2001
First quarter	12,030	8,600	51	35
Second quarter	13,330	9,900	56	39
Third quarter	12,740	8,820	51	38
Fourth quarter	12,200	9,700	49	40
2002
First quarter	12,080	9,340	46	35
Second quarter	11,490	9,190	46	38
Third quarter	9,580	6,700	40	28
Fourth quarter	8,370	6,610	34	27
2003
First quarter	7,830	5,650	33	24
April	6,180	4,850	26	20
May	5,940	5,290	25	23
June	6,940	5,650	29	24
July	7,880	6,660	33	28
August	8,420	6,790	35	29
September	8,930	7,830	40	34

     In May 2000, ORIX implemented the subdivision of each Share registered on its register of shareholders as of March 31, 2000 into 1.2 Shares. The per-share prices set forth above have not been adjusted to reflect that subdivision.

New York Stock Exchange

     ORIX’s ADSs are listed on the New York Stock Exchange under the symbol “IX.”

     Two ADSs represent one Share. On March 31, 2003, approximately 984,920 ADSs were outstanding. This is equivalent to 492,460 Shares or approximately 0.6% of the total number of Shares outstanding on that date. On that date, ADSs were held by two record holders, including one record holder in the United States holding 984,680 ADSs. The per ADS prices below were not adjusted as a result of the share subdivision mentioned above.

     The following table provides the high and low closing sales prices and the average daily trading volume of the ADSs on the New York Stock Exchange from the date of original listing based on information provided by Bloomberg L.P. and other sources.

NYSE Price Per ADS

			Average daily
Calendar Period	High	Low	trading volume

	($)	($)	(shares)

1998 (from September 16)	38.38	31.38	579
1999	123.75	30.00	2,967
2000	114.00	46.75	8,167
2001:
First quarter	51.13	37.30	3,645
Second quarter	54.85	39.90	3,916
Third quarter	51.69	38.20	2,619
Fourth quarter	48.75	41.30	3,200
2002:
First quarter	45.80	36.55	2,353
Second quarter	45.31	36.10	2,802
Third quarter	39.65	28.15	2,961
Fourth quarter	33.60	26.50	4,150
2003:
First quarter	33.25	24.72	2,167
April	25.85	20.70	3,700
May	25.20	22.65	1,276
June	29.00	23.76	4,852
July	32.10	28.36	4,064
August	35.85	29.15	3,276
September	39.60	34.93	3,576

DESCRIPTION OF SECURITIES

Description of Shares

     Set out below is certain information concerning the Shares, including summaries of provisions of the Articles of Incorporation and Share Handling Regulations of ORIX and of the Commercial Code relating to joint stock corporations (kabushiki kaisha) and certain related legislation, all as currently in effect. As described in Item 6 “Directors, Senior Management and Employees” of ORIX’s fiscal 2003 20-F, ORIX has adopted a “Company with Committee” board model. Under the Company with Committee board model, ORIX’s Board of Directors may delegate substantial management authority to executive officers. In this registration statement, any reference to a resolution by the Board of Directors will also include a resolution of an authorized executive officer if an executive officer has been delegated the authority to approve such action. The following description also reflects the amendments to the Commercial Code that became effective as of April 1, 2002, or the 2002 Amendment.

General

     ORIX’s authorized share capital is 259,000,000 shares, which may be issued only in registered form. Currently ORIX’s Articles of Incorporation provide only for the issuance of shares of common stock. As of March 31, 2003, ORIX had 84,365,914 shares issued without par value, all of which were fully-paid and non-assessable.

     Shares will be issued under a resolution approved by the Board of Directors.

     For a change in the number of Shares issued for the past three fiscal years, see Note 19 of “Item 18. Financial Statements” in ORIX’s fiscal 2003 20-F. During fiscal 2001, 31,673 new Shares were issued due to the exercise of warrants at exercise prices ranging from ¥6,884.60 to ¥11,291.00 per Share. During fiscal 2002, 95,383 new Shares were issued due to the exercise of warrants at exercise prices ranging from ¥6,876.70 to ¥11,291.00 per Share. In addition, 1,800,000 new Shares were issued in public and private offerings at the initial offering price of ¥10,730.00 per Share. 20,577 new Shares were also issued in connection with the acquisition of the minority interests of ORIX Facilities through a share exchange. The exchange ratio for the shares of ORIX Facilities and the Shares was 1:0.072. During fiscal 2003, 61,929 new Shares were issued due to the exercise of warrants at the exercise price of ¥6,876.70 per Share.

     Under the Commercial Code, the transfer of the Shares is effected by the delivery of share certificates. In order to assert shareholders’ rights against ORIX, the transferee must have his or her name and address registered on ORIX’s register of shareholders. For this purpose, shareholders are required to file their names, addresses and seals with ORIX’s transfer agent. Foreign shareholders may file specimen signatures in lieu of seals. Non-resident shareholders are required to appoint a standing proxy in Japan or designate a mailing address in Japan. The transfer of share certificates, the registration of transfer and the application for reduced withholding tax on dividends can usually be handled by a standing proxy. See “Taxation—Japanese Taxation” in Item 10 of ORIX’s fiscal 2003 20-F. Japanese securities companies and commercial banks customarily will act as standing proxies and provide related services for standard fees.

     ORIX’s transfer agent is UFJ Trust Bank Limited, located at 4-3, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-0005, Japan.

     Under the custody and book-entry transfer and settlement system for corporate stocks in Japan, shareholders may deposit certificates for the Shares with JASDEC, the sole depositary under the system, through the participants, or Participants, in the system (which are normally securities companies). Shareholders may choose at their discretion to participate in this system. Shares deposited with JASDEC will be registered in the name of JASDEC on ORIX’s register of shareholders. The beneficial owners of deposited Shares will be recorded in the register of beneficial owners prepared by ORIX based on information furnished by the Participants and JASDEC. Such register of beneficial owners will be updated at record dates at which shareholders entitled to rights pertaining to the Shares are determined. For the purpose of transferring deposited Shares, delivery of Share certificates is not required. In general, beneficial owners of deposited Shares registered on the register of beneficial owners will be entitled with respect to such Shares to the same rights and benefits as the holders of Shares registered on the register of shareholders. The registered beneficial owners may exercise the rights attached to deposited Shares such as voting rights and will receive dividends, if any, and notices to shareholders directly from ORIX. Shares held by a person as a registered shareholder and those held by the same person as a registered beneficial owner are aggregated for such purposes. New Shares issued with respect to deposited Shares, including those issued upon a stock split, automatically become deposited Shares. The beneficial owners are required to file with the transfer agent the same information as would be required from the registered shareholders. Beneficial owners may at any time withdraw their Shares from deposit and receive share certificates.

Settlement

     Settlement of transactions for shares listed on any of the stock exchanges in Japan will normally be effected on the fourth trading day from and including the transaction. Settlement in Japan is made by physical delivery of share certificates or through JASDEC as described above.

Dividends

     Following shareholders’ approval, annual dividends may be distributed by ORIX in cash to shareholders, beneficial shareholders or pledgees of record as of March 31 of each year in proportion to the number of Shares held by each shareholder, beneficial shareholder or registered pledgee, as the case may be.

     Under ORIX’s Articles of Incorporation, ORIX is not required to pay any dividends unclaimed for a period of three years after the date on which they first become payable. Under the Commercial Code, until the aggregate amount of its additional paid-in capital and its legal reserve is at least one-quarter of its stated capital, ORIX must set aside in its legal reserve an amount equal to at least one-tenth of any amount paid out by ORIX as an appropriation of retained earnings (including any payment by way of annual dividends) for such period. Under the

Commercial Code, the amount of profits distributable by ORIX as annual dividends is limited to the excess of its net assets, as appearing on its non-consolidated balance sheet as of the end of the preceding fiscal year, over the aggregate, as appearing on the same balance sheet, where relevant, of (i) its stated capital, (ii) its additional paid-in capital, (iii) its accumulated legal reserve, (iv) the legal reserve to be set aside in respect of the dividends concerned and any other proposed payment by way of appropriation of retained earnings, (v) the excess, if any, of the amount of unamortized expenses incurred in preparation for commencement of business and in connection with research and development over the aggregate of the amounts referred to in (ii), (iii) and (iv) above, (vi) payments for new shares or deposits for application for subscription of new shares after the deadline for such application and (vii) if certain assets are stated at market value on such balance sheet, the excess, if any, of the aggregate market value over the aggregate acquisition cost thereof.

     In Japan, the ex-dividend date and the record date for dividends precede the date of determination of the amount of the dividend to be paid. The price of the Shares generally goes ex-dividend on the third business day prior to the record date.

Capital and Reserves

     ORIX may at any time transfer the whole or any part of its additional paid-in capital and legal reserve to stated capital by a resolution of the Board of Directors. The whole or any part of retained earnings which may be distributed as annual dividends may also be transferred to stated capital by a resolution of an ordinary general meeting of shareholders. ORIX may, by a resolution of an ordinary general meeting of shareholders (in the case of the reduction of stated capital, a special resolution of an ordinary general meeting of shareholders, see “Voting Rights”) reduce stated capital, additional paid-in capital and/or legal reserve (in the case of the latter two reserves, in aggregate, the remainder after such transfer should not be less than one-quarter of ORIX’s stated capital).

Stock Splits

     ORIX may at any time split the Shares into a greater number of Shares by a resolution of the Board of Directors. When the Board of Directors resolves on the split of Shares, it may also amend the Articles of Incorporation to increase the number of authorized Shares to be issued in proportion to the relevant stock split. Shareholders will not be required to exchange share certificates for new share certificates. Shareholders who deposit Shares with JASDEC and report to ORIX that they do not possess the share certificates for their Shares will have new Shares credited to their accounts through JASDEC, and shareholders who hold their own share certificates will receive additional certificates representing the additional Shares resulting from the stock split. ORIX must give public notice of the stock split, specifying the record date therefor, not less than two weeks prior to such record date. In addition, promptly after the stock split takes effect, ORIX must give notice to each shareholder specifying the number of Shares to which such shareholder is entitled to by virtue of the stock split.

Unit Share System

     Recent amendments to the Commercial Code abolished the unit share scheme called “tan-i kabu” as of October 1, 2001, and introduced a new unit share scheme called “tangen-kabu”. Pursuant to these legal changes, ORIX’s Articles of Incorporation were amended so that 100 Shares constitute one “unit” of Shares. The Board of Directors is permitted to reduce, but not increase, the number of Shares constituting a unit or to abolish the unit system with respect to the Shares in its entirety by amending ORIX’s Articles of Incorporation without approval by shareholders. The number of Shares constituting a unit is not permitted to exceed 1,000 shares or one-two hundredth (1/200) of the number of all issued Shares, whichever is smaller.

     The Articles of Incorporation of ORIX provide that no share certificates shall be issued with respect to any Shares constituting less than one unit. As the transfer of Shares normally requires delivery of the relevant share certificates, any fraction of a unit for which no share certificates are issued will not be transferable.

     A holder of Shares constituting less than one unit may require ORIX to purchase such Shares at the closing share price on the day when demand is made.

     Under the unit share system, a shareholder will have one vote for each unit of Shares held by it. Shares not constituting a full unit will carry no voting rights or any other shareholder rights based on voting rights. Except as otherwise described above, holders of Shares constituting less than one unit will have all the rights granted to shareholders under the Commercial Code.

General Meetings of Shareholders

     The ordinary general meeting of ORIX’s shareholders is usually held in Tokyo in June of each year. In addition, ORIX may hold an extraordinary general meeting of shareholders whenever necessary. Notice of a shareholders’ meeting stating the place, time and purpose thereof must be dispatched to each shareholder (or, in the case of a non-resident shareholder, to its resident proxy or mailing address in Japan) having voting rights at least two weeks prior to the date of such meeting. The record date for an ordinary general meeting of shareholders is March 31 of each year.

     Any shareholder holding at least 300 voting rights or 1.0% of the total number of voting rights for six months or longer may propose a matter to be considered at a general meeting of shareholders by submitting a written request to one of ORIX’s representative executive officers at least six weeks prior to the date of such meeting.

Voting Rights

     A holder of Shares constituting one or more units is entitled to one vote for each such Share. However, if ORIX directly or indirectly owns more than 25% of a corporate shareholder, such corporate shareholder cannot exercise its voting rights. Except as otherwise provided by law or in ORIX’s Articles of Incorporation, a resolution can be adopted at a general meeting of shareholders by a majority of the number of voting rights represented at the meeting. The quorum for election of directors is one-third of the total number of voting rights. ORIX’s shareholders are not entitled to cumulative voting in the election of directors. ORIX’s shareholders may exercise their voting rights through proxies, provided that the proxies are also shareholders having voting rights.

     Under the Commercial Code and ORIX’s Articles of Incorporation, any amendment to ORIX’s Articles of Incorporation (except for certain amendments, see “Stock Splits” and “Unit Share System”) and certain other instances require approval by a “special resolution” of shareholders, where the quorum is one-third of the total number of voting rights and the approval by at least two-thirds of the number of voting rights represented at the meeting is required. Other instances requiring such a “special resolution” include the reduction of its stated capital, the removal of a director, the dissolution, merger or consolidation, acquisition of another company or formation of a parent company by way of share exchange or share transfer, the transfer of the whole or a substantial part of its business, the acquisition of the whole business of another company, the splitting of ORIX, the issue to persons other than the shareholders of new Shares at a “specially favorable” price or the issue or transfer to persons other than the shareholders of stock acquisition rights (including those incorporated in bonds with stock acquisition rights) under “specially favorable” conditions.

Subscription Rights

     Holders of the Shares have no pre-emptive rights. The Board of Directors may, however, determine that shareholders be given subscription rights to new Shares, in which case such rights must be given on uniform terms to all shareholders as of a record date of which not less than two weeks’ prior public notice must be given. Each of the shareholders to whom such rights are given must also be given at least two weeks’ prior notice of the date on which such rights expire. The issue price of such new Shares must be paid in full.

Stock Acquisition Rights

     Prior to the 2002 Amendment, the issue of stock acquisition rights was not permitted except when such rights were issued to certain directors and/or employees of ORIX under the incentive scheme approved by a resolution of the general meeting of shareholders or when such rights were attached to bonds in the form of warrants. Pursuant to the 2002 Amendment, ORIX may issue stock acquisition rights (shinkabu yoyakuken) and bonds with stock acquisition rights (shinkabu yoyakuken-tsuki shasai). Except where the issue would be on “specially favorable” conditions, the issue of stock acquisition rights or bonds with stock acquisition rights may be authorized by a resolution of the Board of Directors. Upon exercise of the stock acquisition rights, the holder of such rights may acquire shares by way of payment of the applicable exercise price or, if so determined by a resolution of the Board of Directors, by way of substitute payments in lieu of redemption of the bonds. If ORIX’s Articles of Incorporation prohibit ORIX from delivering Shares, it will pay a cash payment equal to the market value of the Shares.

Dilution

     It is possible that, in the future, market conditions and other factors might make rights issues to shareholders desirable at a subscription price substantially below their then current market price, in which case shareholders who do not exercise and are unable to realize the full value of their subscription rights would suffer dilution of their equity interest in ORIX.

Liquidation Rights

     In the event of ORIX’s liquidation, any assets remaining after payment of all debts, liquidation expenses and taxes will be distributed among the shareholders in proportion to the respective numbers of Shares which they hold.

Reports to Shareholders

     ORIX currently furnishes to its shareholders notices of shareholders’ meetings, annual business reports, including financial statements, and notices of resolutions adopted at the shareholders’ meetings, all of which are in Japanese. Public notice of ORIX shall be made in the “Nihon Keizai Shinbun” published in Tokyo and Osaka.

Record Date and Closing of Register of Shareholders

     As stated above, March 31 is the record date for the payment of annual dividends and the determination of shareholders entitled to vote at the ordinary general meeting of shareholders and the register of shareholders will be closed for one month from April 1. In addition, by a resolution of the Board of Directors and after giving at least two weeks’ prior public notice, ORIX may at any time set a record date or close the register of shareholders temporarily for a period not in excess of 3 months in order to determine the shareholders who are entitled to certain rights pertaining to the Shares. The trading of the Shares and the delivery of certificates in respect thereof may continue even while the shareholders’ register is closed.

Repurchase by ORIX of Shares

     ORIX may acquire its own Shares through the Tokyo Stock Exchange or other stock exchange on which its Shares are listed (pursuant to an ordinary resolution of an ordinary general meeting of shareholders), by way of tender offer (pursuant to an ordinary resolution of an ordinary general meeting of shareholders), from a specific party (pursuant to a special resolution of an ordinary general meeting of shareholders) or from a subsidiary of ORIX (pursuant to a resolution of the Board of Directors). When such acquisition is made by ORIX from a specific party other than a subsidiary of ORIX, any shareholder may make a demand to ORIX, five days prior to the relevant shareholders’ meeting, that ORIX also acquire the Shares held by such shareholder. Any such acquisition of Shares must satisfy certain requirements, including that the total amount of the purchase price may not exceed the amount of the retained earnings available for dividend payments after taking into account any reduction, if any, of the stated capital, additional paid-in capital or legal reserve (if such reduction of the stated capital, additional paid-in capital or legal reserve has been authorized pursuant to a resolution of the relevant ordinary general meeting of shareholders), minus the amount to be paid by way of appropriation of retained earnings for the relevant fiscal year and the amount to be transferred to stated capital. However, if it is anticipated that the net assets on the balance sheet as of the end of the relevant fiscal year will be less than the aggregate amount of the stated capital, additional paid-in capital and other items as described in (i) through (vi) to “Dividends” above, ORIX may not purchase such Shares.

     ORIX may hold its own Shares so acquired without restrictions with respect to the length of the holding period. ORIX may cancel its own Shares that it holds by a resolution of the Board of Directors. On and after April 1, 2002, ORIX may otherwise dispose of its own Shares by a resolution of the Board of Directors. As of June 30, 2003, 674,135 Shares were held by ORIX and its subsidiaries.

Stock Options

     Under the Commercial Code, a stock option plan is available by issuing stock acquisition rights.

     Generally, a special resolution at a general meeting of shareholders is required in order to grant stock options by issuing stock acquisition rights. The special resolution must set forth the class and number of Shares to be issued or transferred on exercise of the options, the exercise price, the exercise period and other terms of the options. The exercise period may be more than ten years from the date of adoption of such special resolution.

Description of American Depositary Shares

     Citibank, N.A. acts as the depositary bank for ORIX’s American Depositary Shares. Citibank’s depositary offices are located at 111 Wall Street, New York, New York 10005. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs are normally represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank-N.A. Tokyo branch, located at 2-3-14, Higashi-Shinagawa, Shinagawa-ku, Tokyo, Japan 140-0002.

     ORIX has appointed Citibank as depositary bank pursuant to a deposit agreement. We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that a holder’s rights and obligations as an owner of ADSs will be determined by the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety as well as the form of ADR attached to the deposit agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the deposit agreement, a copy of which is incorporated by reference as Exhibit 4.2 to the registration statement of which this prospectus is a part.

     Each ADS represents one-half of one Share on deposit with the custodian bank. An ADS will also represent any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practicable considerations.

     If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify ORIX’s rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in some circumstances. The deposit agreement is governed by New York law. However, ORIX’s obligations to the holders of Shares will continue to be governed by the laws of Japan, which may be different from the laws in the United States.

     As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name or through a brokerage or safekeeping account. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns new ADSs and will own ADSs at the relevant time.

Dividends and Distributions

     As a holder, you generally have the right to receive the distributions ORIX makes on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practicable considerations and legal limitations. Holders will receive these distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

  Distributions of Cash

     Whenever ORIX makes a cash distribution for the securities on deposit with the custodian, ORIX will notify the depositary bank. Upon receipt of notice the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders.

     The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

  Distributions of Shares

     Whenever ORIX makes a free distribution of Shares for the securities on deposit with the custodian, ORIX will notify the depositary bank. Upon receipt of notice, the depositary bank will either distribute to holders of record of new ADSs representing the Shares deposited or modify the ADS to Shares ratio, in which case each ADS you hold will represent rights and interests in the additional Shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of sale will be distributed as in the case of a cash distribution.

     The distribution of new ADSs or the modification of the ADS-to-Share ratio upon a distribution of Shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay these taxes or governmental charges, the depositary bank may sell all or a portion of the new Shares so distributed.

     No distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it will use its best efforts to sell the Shares received and will distribute the proceeds of the sale as in the case of a distribution of cash.

  Distributions of Rights

     Whenever ORIX intends to distribute rights to purchase additional Shares, ORIX will give prior notice to the depositary bank and ORIX will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

     The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable these holders to exercise these rights if it is lawful and reasonably practicable to make the rights available to holders of record of ADSs, and if ORIX provides all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new Shares directly rather than new ADSs.

     The depositary bank will not distribute the rights to you if:

•	ORIX does not request that the rights be distributed to you or ORIX asks that the rights not be distributed to you; or

•	ORIX fails to deliver satisfactory documents to the depositary bank; or

•	It is not reasonably practicable to distribute the rights.

     The depositary bank will sell the rights that are not exercised or not distributed if a sale is lawful and reasonably practicable. The proceeds of a sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

  Elective Distributions

     Whenever ORIX intends to distribute a dividend payable at the election of shareholders either in cash or in additional Shares, ORIX will give prior notice thereof to the depositary bank and will indicate whether ORIX wishes the elective distribution to be made available to you. In this case, ORIX will assist the depositary bank in determining whether a distribution is lawful and reasonably practicable.

     The depositary bank will make the election available to you only if it is reasonably practicable and if ORIX has provided all of the documentation contemplated in the deposit agreement. In this case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

     If the conditions described in the previous paragraph are not satisfied and the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Japan would receive for failing to make an election, as more fully described in the deposit agreement.

     The depositary bank is not obligated to make available to holders a method to receive the elective dividend in Shares rather than ADSs. In addition, neither ORIX nor the depositary bank can assure you that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Shares.

  Other Distributions

     Whenever ORIX intends to distribute property other than cash, Shares or rights to purchase additional Shares, ORIX will notify the depositary bank in advance and will indicate whether ORIX wishes to make a distribution to you. If so, ORIX will assist the depositary bank in determining whether a distribution to holders is lawful and reasonably practicable.

     If it is reasonably practicable to distribute property to you and if ORIX provides all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to you in a manner it deems practicable.

     The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay these taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

     The depositary bank will not distribute the property to you and will sell the property if:

•	ORIX does not request that the property be distributed to you or if ORIX asks that the property not be distributed to you; or

•	ORIX does not deliver satisfactory documents to the depositary bank; or

•	The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

     The proceeds of a sale will be distributed to holders as in the case of a cash distribution.

  Redemption

     Whenever ORIX decides to redeem any of the securities on deposit with the custodian, ORIX will notify the depositary bank. If it is reasonably practicable and if ORIX provides all of the documentation contemplated in the deposit agreement, the depositary bank will mail notice of the redemption to the holders.

     The custodian will be instructed to surrender the Shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Shares

     The Shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of these Shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

     If any change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the Shares held on deposit. The depositary bank may in these circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute property to you, the depositary bank may sell property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Shares

     The depositary bank may create ADSs on your behalf if you or your broker deposit Shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Shares to the custodian.

     The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the Shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

     When you make a deposit of Shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	The Shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, relating to these Shares have been validly waived or exercised.

•	You are duly authorized to deposit the Shares.

•	The Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon a deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The Shares presented for deposit have not been stripped of any rights or entitlements.

     If any of the representations or warranties are incorrect in any way, ORIX and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Withdrawal of Shares Upon Cancellation of ADSs

     As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the underlying Shares at the custodian’s offices. In order to withdraw the Shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

     If you hold an ADR registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and other documents that the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the Shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

     You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	Temporary delays that may arise because (i) the transfer books for the Shares or ADSs are closed, or (ii) Shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

•	The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

     As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the Shares represented by your ADSs. The voting rights of holders of Shares are described in “Description of the Shares—Voting Rights.”

     At ORIX’s request, the depositary bank will mail to you any notice of a shareholders’ meeting received from ORIX together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

     If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder’s ADSs in accordance with these voting instructions.

     Please note that the ability of the depositary bank to carry out voting instructions may be limited by practicable and legal limitations and the terms of the securities on deposit. ORIX cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and Charges

     As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Service	Fees

Issuance of ADSs upon deposit of Shares	Up to 5¢ per ADS issued
Cancellation of ADSs and delivery of deposited securities	Up to 5¢ per ADS canceled
Exercise of rights to purchase additional ADSs	Up to 5¢ per ADS issued
Distribution of cash upon sale of rights and other entitlements	Up to 2¢ per ADS held

     As an ADS holder you will also be responsible to pay various fees and expenses incurred by the depositary bank and various taxes and governmental charges such as:

•	Taxes, including applicable interest and penalties, and other governmental charges;

•	Fees for the transfer and registration of Shares charged by the registrar and transfer agent for the Shares in Japan (i.e., upon deposit and withdrawal of Shares);

•	Expenses incurred for converting foreign currency into U.S. dollars;

•	Expenses for cable, telex and fax transmissions and for delivery of securities;

•	Fees and expenses of the depositary bank incurred in connection with compliance with exchange control regulations and regulatory requirements applicable to the Shares or ADSs; and

•	Fees and expenses of the depositary bank in delivering deposited securities.

     ORIX has agreed to pay some other charges and expenses of the depositary bank. Note that the fees and charges you may be required to pay may vary over time and may be changed by ORIX and by the depositary bank. You will receive prior notice of these changes.

Amendments and Termination

     ORIX may agree with the depositary bank to modify the deposit agreement at any time without your consent. ORIX undertakes to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. ORIX will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, ORIX may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

     You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Shares represented by your ADSs (except as permitted by law).

     ORIX has the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in some circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination.

     Upon termination, the following will occur under the deposit agreement:

•	for a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the Shares represented by your ADSs and the delivery of all other property held by the depositary bank in respect of those Shares on the same terms as prior to the termination. During this six months’ period the depositary bank will continue to collect all distributions received on the Shares on deposit (i.e., dividends) but will not distribute any property to you until you request the cancellation of your ADSs.

•	After the expiration of the six months’ period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from this sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of Depositary

     The depositary bank will maintain ADS holder records at its depositary office. You may inspect these records at the depositary office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

     The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

     The deposit agreement limits ORIX’s obligations and the depositary bank’s obligations to you. Please note the following:

•	ORIX and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•	The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•	The depositary bank disclaims any liability for any failure to determine the lawfulness or practicability of any distribution or action, for the content, or for the accuracy of any translation, of any document forwarded to you on ORIX’s behalf, for the investment risks associated with investing in Shares, for the validity or worth of the Shares, for any tax consequences that result from the ownership of ADSs, for the credit worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of ORIX’s notices or for ORIX’s failure to give notice.

•	ORIX and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	ORIX and the depositary bank disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of ORIX’s Articles of Incorporation, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond ORIX’s control.

•	ORIX and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in ORIX’s Articles of Association or in any provisions of securities on deposit.

•	ORIX and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representative thereof, or any other person believed by either of us in good faith to be competent to give advice or information.

•	ORIX and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of Shares but is not, under the terms of the deposit agreement, made available to you.

•	ORIX and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

Pre-Release Transactions

     The depositary bank may, in some circumstances, issue ADSs before receiving a deposit of Shares or release Shares before receiving ADSs. These transactions are commonly referred to as “pre-release transactions.” The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on these transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

     You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. ORIX, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

     The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and any other information which the depositary bank and the custodian may require to fulfill their legal obligations.

Foreign Currency Conversion

     The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if conversion is practicable, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

     If the conversion of foreign currency is not practicable or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	Convert the foreign currency to the extent practicable and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practicable.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practicable.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law

     The deposit agreement is governed by and shall be interpreted in accordance with the laws of the State of New York.

Description of Preferred Stock

     This prospectus describes certain general terms and provisions of our preferred stock. ORIX’s Articles of Incorporation do not currently authorize ORIX to issue preferred stock. In order for ORIX to issue preferred stock, the Board of Directors would have to approve a resolution amending ORIX’s Articles of Incorporation to authorize the issuance of preferred stock and have the amendment approved by its shareholders. When ORIX offers to sell a particular series of preferred stock, it will describe the specific terms of the securities in a supplement to this prospectus. The preferred stock will be issued under a resolution approved by the Board of Directors relating to each series of preferred stock and will be subject to the specified terms for that series of preferred stock stated in its amended Articles of Incorporation.

     If ORIX amends its Articles of Incorporation to authorize the issuance of preferred stock, its Board of Directors would have the authority to

•	create one or more series of preferred stock,

•	issue shares of preferred stock in any series up to the maximum number of shares of preferred stock authorized, and

•	determine the preferences, rights, privileges and restrictions of any series.

     If ORIX amends its Articles of Incorporation to authorize the issuance of preferred stock, ORIX’s Board of Directors may issue authorized shares of preferred stock without further shareholder action, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our stock may be listed or quoted.

     The prospectus supplement will describe the terms of any preferred stock being offered, including:

•	the number of shares and designation or title of the shares;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);

•	any voting rights;

•	the method by which amounts in respect of the preferred stock may be calculated and any indices, or value, rate or price, relevant to such calculation;

•	whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which the preferred stock is convertible or exchangeable, and the terms and conditions of conversion or exchange;

•	the place or places where dividends and other payments on the preferred stock will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

     If ORIX amends its Articles of Incorporation and issues preferred stock, all shares of preferred stock offered will be fully paid and non-assessable and will be in registered form. Any shares of preferred stock that are issued will have priority over the common stock with respect to dividend or liquidation rights or both.

     The transfer agent for each series of preferred stock will be described in the prospectus supplement.

Description of Debt Securities

     ORIX may elect to offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. ORIX’s senior debt securities would be issued under a senior indenture between ORIX and a senior indenture trustee to be named prior to or at the time ORIX issues any senior debt securities. ORIX’s subordinated debt securities would be issued under a subordinated indenture between ORIX and a subordinated indenture trustee to be named prior to or at the time ORIX issues any subordinated debt securities. ORIX and the senior indenture trustee will execute the senior indenture, a form of which is included as an exhibit to the registration statement of which this prospectus is a part, prior to or at the time we issue any senior debt securities. ORIX and the subordinated indenture trustee will execute the subordinated indenture, a form of which is included as an exhibit to the registration statement of which this prospectus is a part, prior to or at the time we issue any subordinated debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

     The senior and subordinated indentures are sometimes referred to in this prospectus collectively as the “indentures” and each, individually, as an “indenture.” The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indentures are qualified under the Trust Indenture Act of 1939, as amended. The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act.

     Neither of the indentures limits our ability to enter into a highly leveraged transaction or provides you with any special protection in the event of such a transaction. In addition, neither of the indentures provides special protection in the event of a sudden and dramatic decline in our credit quality resulting from a takeover, recapitalization or similar restructuring.

     Because the following summaries of the material terms and provisions of the indentures and the related debt securities are not complete, you should refer to the forms of the senior indenture and subordinated indenture for complete information on some of the terms and provisions of the indentures, including definitions of some of the terms used below. The forms of the senior indenture and the subordinated indenture are substantially identical to one another, except for specific provisions relating to events of default or acceleration, those relating to subordination contained in the subordinated indenture and those relating to defeasance in the senior indenture.

General

     ORIX may issue senior or subordinated debt securities from time to time in one or more series. The senior debt securities will be ORIX’s direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of ORIX’s other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured obligations of ORIX, subordinated in right of payment to the prior payment in full of all senior indebtedness of ORIX with respect to such series, as described below under “Subordination of the Subordinated Debt Securities” and in the applicable prospectus supplement. Except for convertible bonds issued in global bearer form (see “—Convertible Bonds; Depositary Arrangements” below), all debt securities will be issued in fully registered form.

     Debt securities may be sold together with attached warrants as provided in the applicable supplemental indenture. The applicable supplemental indenture will specify whether and under what circumstances the warrants are detachable and whether the exercise price of the warrants may be paid with the debt securities.

     Specific Japanese and U.S. federal income tax consequences and other special considerations applicable to any series of debt securities issued by us will be described in the applicable prospectus supplement. Owners of debt securities or beneficial interests in debt securities may have to provide information relating to their jurisdiction of residency to avoid Japanese withholding taxes.

Payments

     The debt securities may be denominated and payable in Japanese yen, U.S. dollars or other currencies. ORIX may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

     Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

     The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

•	the specific designation;

•	the aggregate principal amount, purchase price and denomination;

•	the currency in which the debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

•	the date of maturity;

•	the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•	whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	if we issue the debt securities in bearer form, any terms of such securities with respect to voting, consents, manner of payment, and other matters as to which ORIX may determine that the provisions of either indenture are inappropriate or inconvenient because the debt securities of such series are not in registered form;

•	whether we will issue the debt securities in definitive form and under what terms and conditions;

•	the terms on which holders of the debt securities may convert or exchange these securities into or for stock or other securities of ORIX or an entity unaffiliated with us, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

•	information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

•	whether and under what circumstances ORIX will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

•	whether certain payments on the debt securities will be guaranteed under a financial insurance guaranty policy and the terms of that guaranty;

•	any applicable selling restrictions;

•	whether we will be able to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series; and

•	any other specific terms of the debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations, including laws and regulations that stipulate requirements for the debt securities to be afforded certain capital treatment for regulatory or other purposes.

     Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to income tax, accounting, and other special considerations applicable to these.

Registration and Transfer of Debt Securities

     Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. ORIX will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the applicable indenture or the applicable supplemental indenture or order under which that series of debt securities is issued. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. Special depositary procedures relating to issuances of convertible bonds in global bearer form are described below in “—Convertible Bonds; Depositary Arrangements”.

Authentication and Delivery

     At any time after the execution of each indenture, ORIX may deliver debt securities of any series to the applicable trustee for authentication, and the trustee shall then authenticate and deliver such securities to or upon the written order of ORIX, signed by an authorized officer of ORIX, without any further action by us. In authenticating the debt securities and accepting the additional responsibilities under the applicable indenture the trustee shall be entitled to receive, and shall be fully protected in relying upon, various documentation from ORIX, including copies of the resolution of ORIX’s Board of Directors authorizing the issuance of securities, any supplemental indenture, officer’s certificates and opinions from legal counsel.

     Under both indentures, the trustee also has the right to decline to authenticate and deliver any debt securities if the applicable trustee, being advised by counsel, determines that ORIX may not lawfully issue the debt securities or if the trustee in good faith determines that allowing ORIX to issue the debt securities would expose the trustee to personal liability to existing debt security holders of ORIX.

Senior Indenture Events of Default

     The senior indenture provides holders of debt securities with remedies if ORIX fails to perform specific obligations, such as making payments on the debt securities, or if ORIX becomes bankrupt. Holders should review these provisions and understand which actions trigger an event of default and which actions do not. The senior indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

     An event of default is defined under the senior indenture, with respect to any series of senior debt securities issued under that indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as event of default, having occurred and be continuing:

•	default is made for more than 15 days in the payment of principal and premium, if any, and for more than 30 days in the payment of interest in respect of such series of the securities; or

•	ORIX is in default in the performance of any provision of the applicable indenture for a period of 90 days after receipt of notice from the trustee, or 25% of the holders of such series, of such default; or

•	due to a default of ORIX, ORIX is bound to repay prematurely indebtedness for borrowed moneys with a total outstanding principal amount of $50,000,000 (or its equivalent in any other currency or currencies) or greater; or

•	a final and non-appealable order is made or an effective resolution is passed for the winding up or liquidation of ORIX; or

•	an encumbrancer shall have taken possession, in bankruptcy of ORIX, of all or substantially all of its assets and such possession continues for 90 days; or

•	ORIX shall cease to carry on business or shall be unable to pay its debts as and when they fall due; or

•	ORIX becomes bankrupt, insolvent or becomes subject to reorganization under any applicable bankruptcy, civil rehabilitation, reorganization, insolvency or insolvency related law; or

•	any other event of default provided in the supplemental indenture under which that series of senior debt securities is issued.

     Provision and Withholding of Notice of Default. Pursuant to the senior indenture, the trustee shall give notice by mail to the holders of any series of debt securities of all defaults known to the trustee which have occurred with respect to such series. The trustee shall transmit the notice within 90 days after the occurrence of an event of default, unless the defaults have been cured before the transmission of such notice. However, except in the case of default in the payment of principal of or interest, or in the payment of any sinking or purchase fund installment with respect to the debt securities of any series, the trustee may withhold notice of default if and so long as the board of directors, the executive committee, or a trust committee of directors of the trustee of the trustee determine in good faith that the withholding of the notice is in the interests of the holders of such series.

Acceleration of Debt Securities Upon an Event of Default

     Senior Indenture. The senior indenture provides that, unless otherwise set forth in a supplemental indenture:

•	if an event of default occurs due to specified events of bankruptcy, insolvency or reorganization of ORIX, the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately; and

•	if any other event of default occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting separately by series, by notice in writing to ORIX may declare the principal of and accrued interest on the debt securities of such series to be due and payable immediately.

     Limited Rights to Accelerate Subordinated Debt Securities. The trustee or holders of 25% of the principal amount of the subordinated debt securities outstanding in a series will only be able to demand immediate payment of principal of the series after the beginning of bankruptcy, corporate reorganization proceedings, civil rehabilitation proceedings or dissolution and liquidation proceedings described under “—Subordination of the Subordinated Debt Securities” below. If a court of competent jurisdiction with respect to us (1) rescinds a declaration of bankruptcy without a distribution of assets pursuant to the Japanese Bankruptcy Law, (2) rescinds or terminates a reorganization proceeding without approving the plan or reorganization under the Japanese Corporate Reorganization Law, (3) rescinds or terminates a civil rehabilitation proceeding without approving the plan of rehabilitation under the Japanese Civil Rehabilitation Law or (4) terminates liquidation proceedings under the Japanese Commercial Code, then the commencement of the bankruptcy, corporate reorganization proceeding or civil rehabilitation proceeding shall have the same effect as if it had not occurred.

Annulment of Acceleration and Waiver of Defaults

     In some circumstances, if any and all events leading to acceleration under either indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders under such indenture of a majority in aggregate principal amount of the securities of the affected series, may annul past declarations of acceleration or waive past defaults of the debt securities with respect to such series.

Application of Proceeds

     Application of Proceeds in Default. Any money collected from ORIX by a trustee under either indenture by acceleration, through insolvency proceedings or by other means as a result of ORIX’s breach of the terms of the applicable indenture, shall be applied in the order described below (subject to the subordination provisions described in “—Subordination of Debt Securities” with respect to subordinated debt securities):

     First, to the payment of costs and expenses applicable to the series of debt securities for which money was collected, including reasonable compensation to the applicable trustee;

     Second, if payment is not due on the principal of the series of debt securities for which money was collected, to the payment of interest on the series in default;

     Third, if payment is due on the principal of the series of debt securities for which money was collected, to the payment of the whole amount then owing and unpaid upon all of the debt securities of such series for principal and interest; and in the case the money collected shall be insufficient to pay in full the whole amount so due and unpaid upon the debt securities of such series, then to the payment of principal and interest without preference or priority of principal over interest, ratably to the aggregate of such principal and accrued and unpaid interest; and

     Finally, to the payment of the remainder, if any, to ORIX or any other person lawfully entitled thereto.

Paying Agents

     Whenever ORIX appoints a paying agent to make payments required under the indenture and the relevant series of securities, such paying agent will hold all sums received by it for the payment of the principal and interest on the securities in trust for the benefit of the holders of the securities and will make payments to such holders as provided for in the relevant indenture and the securities.

Indemnification of Trustee for Actions Taken on Your Behalf

     Each indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under that indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, each indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified by the holders of debt securities issued under the indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder

     Each indenture provides that no individual holder of debt securities may institute any action against us under that indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have:

•	requested the trustee to institute that action; and

•	offered the trustee reasonable indemnity; and

•	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•	the holders of a majority in principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

     Each indenture contains a covenant that ORIX will file annually with the trustee a certificate of no default or a certificate specifying any default that exists. See “—Covenants—Evidence of ORIX’s Compliance” below.

Covenants

     Our covenants and agreements relating to a series of debt securities will be set forth in the applicable prospectus supplement.

     Consolidation, Merger, Conveyance or Transfer. The indentures contain provisions permitting us, without the consent of the holders of debt securities, to consolidate with or merge into any other corporation or convey or transfer all or substantially all of our assets to any person or persons, provided that the successor corporation or corporations, if an entity other than ourselves, assumes our obligations on the debt securities and under the indentures and certain other conditions are met.

     Evidence of ORIX’s Compliance. There are provisions in each indenture requiring ORIX to furnish to the applicable trustee each year a brief certificate from ORIX’s principal executive, financial or accounting officer as to his or her knowledge of ORIX’s compliance with all conditions and covenants under the applicable indenture.

Discharge, Defeasance and Covenant Defeasance of Senior Debt Securities

     Unless otherwise set forth in a supplemental indenture, ORIX has the ability to eliminate most or all of its obligations on any series of senior debt securities prior to maturity if it complies with the following provisions:

     Discharge of Indenture. ORIX may discharge all of its obligations, other than as to transfers and exchanges, under the senior indenture after it has:

•	paid or caused to be paid the principal of and interest on all of the outstanding debt securities in accordance with their terms;

•	delivered to the applicable trustee for cancellation all of the outstanding debt securities; or

•	irrevocably deposited with the applicable trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities. However, the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the applicable indenture relating only to that series of debt securities.

     Defeasance of a Series of Securities at Any Time. ORIX may also discharge all of its obligations, other than as to transfers and exchanges, under any series of senior debt securities at any time, which we refer to as defeasance in this prospectus. ORIX may be released with respect to any outstanding series of senior debt securities from the obligations imposed by the covenants described above limiting consolidations, mergers, asset sales and leases, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called covenant defeasance.

     Defeasance or covenant defeasance may be effected only if, among other things:

•	ORIX irrevocably deposits with the relevant trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased; and

•	ORIX delivers to the relevant trustee an opinion of counsel to the effect that:

•	the holders of the series of debt securities being defeased will not recognize income, gain or loss for Japanese or United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

•	the defeasance or covenant defeasance will not otherwise alter those holders’ Japanese or United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Modification of the Indenture

     Modification without Consent of Holders. ORIX and the trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under each indenture to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency;

•	establish the forms or terms of debt securities of any series; or

•	evidence the acceptance of appointment by a successor trustee.

     Modification with Consent of Holders. Each of ORIX and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, each indenture or modify in any manner the rights of the holders of the debt securities issued pursuant to such indenture. However, ORIX and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by the change:

•	extend the final maturity of the security or of any installment of principal of any such security;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change any of our obligations to pay any additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted (if any);

•	change the currency in which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•	alter the terms on which holders of the debt securities may convert or exchange debt securities for stock or other securities or for other property or the cash value of the property, other than in accordance with the anti-dilution provisions or other similar adjustment provisions included in the terms of the debt securities;

•	impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of debt securities the consent of whose holders is required for modification of the Indenture.

     In addition, the subordination provisions of the subordinated debt indenture may not be amended in any respect if the amendment would in any way be prejudicial to or impair the benefits of the subordination provision extending to any present or future creditor holding any senior indebtedness.

Form of Debt Security

     Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities may be issued either in registered form, where ORIX’s obligation runs to the holder of the security named on the face of the security or, if the debt securities are convertible into the equity securities of ORIX, in bearer form, where ORIX’s obligation runs to the bearer of the security. For a description of the depositary arrangements for bearer form securities, see “—Convertible Bonds; Depositary Arrangements” below.

     Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

     Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Convertible Bonds; Depositary Arrangements

     Convertible Bonds. ORIX may issue bonds convertible into the equity securities of ORIX or another entity. We will issue these convertible debt securities in the form of bonds with stock acquisition rights (in relation to which the stock acquisition rights are undetachable), if required by Japanese law. The stock acquisition rights will be embodied as an inherent part of the convertible bonds. The bond shall be convertible into ORIX’s equity securities by executing the stock acquisition right embodied in the bond. The terms and other information relating to such securities will be specified in the applicable prospectus supplement and supplemental indenture as described above. Because Japanese law currently requires convertible bonds to be in bearer form and United States law places restrictions on issuing bearer securities in the United States, ORIX will only issue convertible bonds as global bearer securities for as long as Japanese law prohibits issuance of convertible bonds in registered form. If convertible bonds are issued as global bearer securities, each series of convertible bonds issued by ORIX will be deposited with a depositary to be identified in the applicable prospectus supplement. The depositary will then issue depositary interests for each series that represent beneficial interests in the convertible bonds of such series. The expected terms of the depositary arrangements with respect to the convertible bonds are summarized below, and may be supplemented, modified or completed as described in the prospectus supplement relating to such convertible bonds.

     Summary of Provisions Relating to Depositary Arrangements. If ORIX issues convertible bonds as global bearer securities, the convertible bonds will be deposited with a depositary under a book-entry deposit agreement, a form of which is attached as an exhibit to the registration statement of which this prospectus is a part. Under that agreement, the depositary will not be permitted to transfer the convertible bonds except to a successor depositary acceptable to ORIX.

     Upon receipt of the convertible bonds, the depositary will issue certificated depositary interests representing a 100 percent interest in the convertible bonds to a clearing organization. The clearing organization will credit on their book-entry registration and transfer system your beneficial interest, called book-entry interests, in the convertible bonds.

     Ownership of book-entry interests will be shown on, and all transfers thereof will be effected only through, records maintained in book-entry form by the clearing organization. Ownership of the book-entry interests will be limited to direct and indirect participants in the clearing organization. The laws of some countries and some states in the United States may require that certain purchasers of securities take physical delivery of the convertible bonds in definitive form. These limits and laws may impair your ability to own, transfer or pledge the book-entry interests representing beneficial ownership of the convertible bonds.

     All interests in the convertible bonds will be subject to the procedures and requirements of the clearing organization and the depositary, as the case may be.

     Under the terms of the book-entry deposit agreement, the convertible bonds, which are held by the depositary in global form, may be transferred only to a successor of the depositary. So long as the depositary is the holder of the convertible bonds, the depositary or its nominee will be considered the sole owner and holder of the convertible bonds for all purposes under the indenture by which such bonds were issued. Owners of the book-entry interests will not be entitled to have such convertible bonds registered in their names, will not receive or be entitled to receive physical delivery of such convertible bonds and will not be considered the owners or holders of the convertible bonds under the indenture by which such convertible bonds were issued. Accordingly, each person owning a book-entry interest must rely on the procedures of the depositary and clearing organization, as the case may be, to exercise any rights and remedies of a holder of convertible bonds. See “—Action by Owners of Book-Entry Interests in the Global Bonds” below.

     In limited circumstances, certificated depositary interests will be issued to owners of book-entry interests, as described below. Unless and until all book-entry interests are exchanged for such certificated depositary interests, the certificated depositary interests held by the custodian, or a nominee of the clearing organization, may not be transferred except as a whole to the clearing organization, a nominee of the clearing organization or to the custodian.

     Under the circumstances set out below (as more specifically set out in the book-entry deposit agreement), each owner of a book-entry interest will receive certificated depositary interests issued by the depositary in registered form if (a) the clearing organization notifies the depositary that it is unwilling or unable to act as a clearing agency and no other clearing system is willing or able to act as clearing agency for interests in the convertible bonds or (b) the clearing organization is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so and no other clearing system is willing or able to act as clearing agency for interests in the convertible bonds, and a successor is not appointed by the depositary at the request of ORIX within 30 days.

     Any certificated depositary interests will be issued in registered form in denominations to be specified in the prospectus supplement. Any certificated depositary interests will be registered in any name or names that the depositary determines based on the instructions of the clearing organization. ORIX expects that such instructions will be based upon directions received by the clearing organization, reflecting the ownership of book-entry interests. To the extent permitted by law, the depositary and ORIX shall be entitled to treat the person in whose name any certificated depositary interest is registered as the absolute owner thereof.

     Provisions with respect to the time and place of payment of principal, interest, if any, default interest and premium, if any, on each certificated depositary interest will be described in the applicable prospectus supplement.

     Resignation of the Depositary

     No resignation or removal of the depositary shall become effective until the acceptance of appointment by a successor depositary in writing approved by ORIX in accordance with the requirements set out in the book-entry deposit agreement. In the event that the depositary shall become incapable of acting in such capacity or shall be adjudged bankrupt or insolvent, or a receiver or liquidator of the depositary or of its property shall be appointed, ORIX shall appoint a successor depositary.

     In the event that ORIX fails to appoint a successor book-entry depositary within 90 days, ORIX shall act as temporary depositary until a successor depositary is appointed. During the period when ORIX is acting as depositary, unless then permitted by Japanese law, conversion of the convertible bonds into the equity securities of ORIX shall be prohibited.

     Procedures for Payments on the Convertible Bonds and the Book-Entry Interests

     The depositary shall implement procedures for payments of any amounts to be paid with respect to the book-entry interests in a manner acceptable to ORIX and trustee and not in violation of any terms of the senior indenture or the subordinated indenture or any supplemental indenture thereto. Such payment procedures shall be described in a prospectus supplement.

     Conversion of Convertible Bonds

     Pursuant to Japanese law, the convertible bonds that ORIX may issue shall be comprised of a bond and a stock acquisition right. The bond shall be convertible into ORIX’s equity securities by executing the stock acquisition right embodied in the bond. The procedures for and the terms of the conversion of the convertible bonds into the equity securities of ORIX or another entity shall be described in a prospectus supplement and established in the book-entry deposit agreement and in a supplemental indenture.

     Transfers

     All transfers of book-entry interests will be recorded in accordance with the book-entry systems maintained by the clearing organization pursuant to customary procedures established by the clearing organization. All transfers of book-entry interests will be subject to the transfer restrictions applicable to the convertible bonds.

     Owners of book-entry interests and certificated depositary interests in any convertible bond will not be entitled to have convertible bonds registered in their names and will not receive or be entitled to receive physical delivery of definitive certificates representing individual convertible bonds.

     ORIX shall ensure that at all times when payments are required on the convertible bonds, there will always be an agent to perform the functions established pursuant to the procedures for payments on and conversion of the convertible bonds.

     Action by Owners of Book-Entry Interests in the Convertible Bonds

     As soon as practicable after receipt by the depositary of notice of any solicitation of consents or request for a waiver or other action by holders of the convertible bonds, the depositary will deliver to the clearing organization a notice containing:

     (i)  such information as is contained in the notice received by the depositary;

     (ii)  a statement that at the close of business on a specified record date the clearing organization will be entitled to instruct the depositary as to the consent, waiver or other action, if any, pertaining to such convertible bonds; and

     (iii)  a statement as to the manner in which such information may be given. In addition, the depositary will forward to the clearing organization all materials pertaining to any such solicitation, request, offer or other action.

     If the clearing organization, ORIX or the trustee shall so request, the depositary shall forward to the owners of the book-entry interests, copies of any notice and other materials delivered as described above, and any proxy or other delegation of authority that may be provided by the clearing organization or by the depositary.

     Upon the written request of the clearing organization, the book-entry depositary shall endeavor insofar as practicable to take such action regarding the requested consent, waiver, offer or other action in respect of such convertible bonds in accordance with any instructions set forth in such request. The book-entry depositary will not exercise any discretion in the granting of consents or waivers or the taking of any other action relating to the indenture under which the convertible bonds are issued.

     Reports

     The depositary will immediately send to the clearing organization a copy of any notices, reports and other communications received by the depositary relating to ORIX, the convertible bonds or the book-entry interests.

     Charges of the Depositary

     ORIX has agreed to indemnify the depositary against certain liabilities incurred by it and pay the charges of the depositary as agreed between ORIX and the depositary.

     Amendment of the Book-Entry Deposit Agreement

     The book-entry deposit agreement may be amended by ORIX and the depositary without notice to or consent of clearing organization or any owner of the book-entry interests:

(i)	to cure any ambiguity, defect or inconsistency;

(ii)	to evidence or provide for a successor depositary;

(iii)	to add to the covenants and the agreements of ORIX or the depositary;

(iv)	to modify, alter, amend or supplement the agreement in a manner that is not materially adverse to the depositary or the owners of book-entry interests; or

(v)	to comply with mandatory provisions of applicable laws.

     No amendment that materially adversely affects the clearing organization may be made to the book-entry deposit agreement without the consent of the clearing organization.

     Exchange of the Global Form Convertible Bonds for Definitive Convertible Bonds

     In the event the global form convertible bonds are exchanged by the depositary for convertible bonds in definitive bearer form, the provisions of the book-entry deposit agreement will apply to such convertible bonds in definitive form in the same manner, and to the same extent, as such provisions apply to the global form convertible bonds.

Subordination of the Subordinated Debt Securities

     Upon the occurrence of any of the following events, the subordinated debt securities will be subordinated to the extent described below:

•	If a Japanese court has adjudicated us to be bankrupt pursuant to the provisions of the Japanese Bankruptcy Law (Law No. 71 of 1922), and so long as the bankruptcy proceedings are continuing, any amounts payable under the subordinated debt securities, except for the amounts which have become due and payable prior to the occurrence of the bankruptcy, shall only become due if the total amount of any and all of our senior indebtedness for the final distribution of bankruptcy assets pursuant to the Japanese Bankruptcy Law is paid in full or provision has been made for the payment in full of the senior indebtedness pursuant to the Japanese Bankruptcy Law.

•	If a Japanese court has commenced corporate reorganization proceedings with respect to us pursuant to the Japanese Corporate Reorganization Law (Law No. 172 of 1952), and so long as the corporate reorganization proceedings are continuing, any amounts payable under the subordinated debt securities, except for the amounts which have become due and payable prior to the occurrence of reorganization, shall only become due if the total amount of any and all of our senior indebtedness is paid in full to the extent of the original amount of the senior indebtedness without regard to modification included in the reorganization plan.

•	If a Japanese court has commenced civil rehabilitation proceedings with respect to us pursuant to the provisions of the Japanese Civil Rehabilitation Law ( Law No. 225 of 1999), and so long as the civil rehabilitation proceedings are continuing, any amounts payable under the subordinated debt securities, except for the amounts which have become due and payable prior to the civil rehabilitation, shall only become due if the total amount of any and all of our senior indebtedness is paid in full to the extent of the original amount of the indebtedness without regard to any modification included in the civil rehabilitation plan.

•	If proceedings for our dissolution and liquidation have commenced in a Japanese court pursuant to an order of dissolution by a Japanese court, by a resolution of our shareholders or by operation of any other Japanese law, and so long as such proceedings are continuing, any amounts payable under the subordinated debt securities, except for the amounts which have become due and payable prior to the commencement of such proceedings, shall only become due if the total amount of any and all of our senior indebtedness is paid in full to the extent of the original amount of the indebtedness.

•	If any court of competent jurisdiction in any jurisdiction other than Japan has commenced any proceedings analogous to those proceedings described in the four preceding paragraphs, and so long as such proceedings are continuing, any amounts payable under the subordinated debt securities, except for the amounts which have become due and payable prior to the commencement of such foreign proceedings, shall only become due if the total amount of any and all of our senior indebtedness is paid in full to the extent of the original amount of the indebtedness without regard to any modification made as a result of such foreign proceedings.

     Holders of subordinated debt securities must return and deliver any payments received by them after an occurrence of one of the events described above in excess of what they are entitled to under the applicable paragraph. Holders of subordinated debt securities also agree by the acceptance of those securities that, upon an occurrence of one of the events described above, and so long as the event shall continue, the holders shall not be entitled to exercise any right to set off any of our liabilities under the applicable securities, except for those amounts which have become due and payable prior to the date on which the event shall have occurred, against any liabilities of the relevant holder owed to us unless and until the holder shall have become entitled to payment of our liabilities under the applicable securities under the restrictions of the relevant paragraph.

     By reason of subordination, in the event of liquidation or insolvency of ORIX, holders of senior indebtedness of ORIX and holders of other obligations of ORIX that are not subordinated to its senior indebtedness may recover more ratably than the holders of subordinated debt securities of ORIX.

     No payment of principal, including redemption and sinking fund payments, of, or any premium or interest on, or any additional amounts with respect to the subordinated debt securities of ORIX, or payments to acquire these securities, other than pursuant to their conversion, may be made:

•	if any senior indebtedness of ORIX is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or

•	if the maturity of any senior indebtedness of ORIX has been accelerated because of a default.

     The subordinated indenture does not limit or prohibit ORIX from incurring additional senior indebtedness, which may include indebtedness that is senior to its subordinated debt securities, but subordinate to ORIX’s other obligations.

     The subordinated indenture provides that these subordination provisions, insofar as they relate to any particular issue of subordinated debt securities by ORIX, may be changed prior to the issuance. Any change would be described in the applicable prospectus supplement.

New York Law to Govern

     The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Consent to Service of Process and Submission to Jurisdiction

     Under the indentures, we irrevocably designate ORIX USA Corporation as our authorized agent for service of process in any legal action or proceeding arising out of or relating to the indentures or any debt securities brought in any federal or state court in The City of New York, New York, and we irrevocably submit to the jurisdiction of those courts.

Information Concerning the Trustee

     Information about the indenture trustee applicable to an issuance of debt securities will be set forth by amendment hereof or in the applicable prospectus supplement. The trustee under one indenture may also serve as trustee under the other indenture. We and our subsidiaries may maintain ordinary banking relationships and custodial facilities with any trustee and affiliates of such trustee.

Description of Warrants

     ORIX may issue warrants to purchase Shares. Under Japanese law, warrants are issued in the form of stock acquisition rights. The warrants shall be convertible into ORIX’s equity securities by exercising the warrants. Each series of warrants will be issued under a separate warrant agreement and may be entered into between ORIX and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement. Any warrant agreement or deposit agreement executed at the time we issue any warrants will be filed with the SEC on a Form 6-K. Each series of warrants will be issued under a resolution approved by the Board of Directors, except when the issue would be on “specially favorable” conditions.

     The applicable prospectus supplement will describe the following terms of any warrant in respect of which this prospectus is being delivered, if applicable:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	whether the warrants are issued in registered form or bearer form (under current Japanese laws, warrants are required to be issued in bearer form);

•	the securities purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such rights shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	provisions for changes to or adjustments in the exercise price;

•	information with respect to book-entry procedures; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

TAXATION

     The material Japanese tax and U.S. federal income tax consequences relating to the purchase and ownership of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION

     We may offer the securities described in this prospectus in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by ourselves directly;

•	through agents;

•	through one or more special purpose entities;

•	by entering into securities loan agreements with underwriters or dealers;

•	through an exchange distribution in accordance with the rules of the applicable exchange;

•	through the issuance of subscription rights to shareholders; or

•	through a combination of any of these methods of sale.

     The prospectus supplement relating to an offering of securities will set forth the terms of the offering, including:

•	a description of the transaction and the securities to be offered;

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the initial public offering price;

•	any discounts or concessions to be allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

     Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in an offering of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase securities that are offered unless specified conditions are satisfied, and, unless otherwise set forth in the prospectus supplement, if the underwriters do purchase any securities, they will purchase all securities that are offered.

     In connection with underwritten offerings of the securities offered by this prospectus and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities offered by this prospectus at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

     These transactions may be effected on the New York Stock Exchange, the Tokyo Stock Exchange, the Nagoya Stock Exchange or the Osaka Securities Exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities or to continue these activities if commenced.

     If dealers are utilized in the sale of securities offered by this prospectus, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by the dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

     Securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

     Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us relating to material misstatements or omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us and our subsidiaries or affiliates in the ordinary course of business.

     Each series of debt securities or preferred stock offered by this prospectus will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in the offered securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities offered by this prospectus may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for any debt securities offered by this prospectus.

EXPERTS

     The consolidated financial statements and the related financial statement schedule of ORIX Corporation and its subsidiaries as of March 31, 2003 and 2002 and for each of the years in the three-year period ended March 31, 2003 have been incorporated by reference in the registration statement and this prospectus in reliance upon the report of KPMG, independent accountants, incorporated by reference in the registration statement and this prospectus, and upon the authority of said firm as experts in accounting and auditing.

     The report of independent accountants stated above refers to changes: (1) in the method of accounting for derivative instruments and hedging activities, (2) in the method of accounting for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001 and (3) in the accounting for unamortized deferred credits and goodwill resulting from business combinations and equity method investments consummated prior to July 1, 2001.

     KPMG’s address is 1-2 Tsukudo-cho, Shinjuku-ku, Tokyo 162-8551, Japan.

LEGAL MATTERS

     The validity of certain of the offered securities with respect to United States federal law and New York State law will be passed upon for ORIX by Davis Polk & Wardwell. The validity of certain of the offered securities with respect to Japanese law will be passed upon for ORIX by Mitsui, Yasuda, Wani & Maeda. Simpson Thacher & Bartlett LLP will pass upon certain legal matters for any underwriters, dealers or agents.

ENFORCEMENT OF CIVIL LIABILITIES

     ORIX is a joint stock company incorporated in Japan. Most or all of ORIX’s directors and executive officers are residents of countries other than the United States. Although some of ORIX’s affiliates have substantial assets in the United States, substantially all of ORIX’s assets and the assets of ORIX’s directors and executive officers (and certain experts named herein) are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon ORIX or ORIX’s directors and executive officers or to enforce against ORIX or these persons in United States courts judgments of United States courts predicated upon the civil liability provisions of United States securities laws. ORIX has been advised by its Japanese counsel, Mitsui, Yasuda, Wani & Maeda, that there is doubt as to the enforceability in Japan, in original actions or in actions to enforce judgments of U.S. courts, of civil liabilities based solely on U.S. securities laws. A Japanese court may refuse to allow an original action based on U.S. securities laws.

     The United States and Japan do not currently have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, if you obtain a civil judgment by a U.S. court, you will not necessarily be able to enforce it directly in Japan. ORIX’s agent for service of process is ORIX USA Corporation, located at 1177 Avenue of the Americas, New York, New York 10036, Attention: Kenneth J. Stuart, Executive Vice President and General Counsel.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

     This prospectus is part of a registration statement that ORIX filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow ORIX to omit some of the information included in the registration statement from this prospectus. In addition, ORIX is subject to the information requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, ORIX files annual reports, special reports and other information with the SEC. You may read and copy any of this information in the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like ORIX, that file electronically with the SEC. The address of that site is http://www.sec.gov.

     ORIX is currently exempt from the rules under the U.S. Securities Exchange Act of 1934 that prescribe the furnishing and content of proxy statements, and ORIX’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. ORIX is not required under the Exchange Act to publish financial statements as frequently or as promptly as are U.S. companies subject to the Exchange Act. ORIX will, however, continue to furnish ORIX’s shareholders with annual reports containing audited financial statements and will issue interim press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by ORIX’s Board of Directors or as may be otherwise required.

     ORIX’s American Depositary Shares, or ADSs, each of which represents one-half of one Share, are listed on the New York Stock Exchange under the trading symbol “IX.” You can inspect reports and other information concerning us at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Incorporation by Reference

     The rules of the SEC allow ORIX to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that ORIX files later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference ORIX’s Annual Report on Form 20-F for the year ended March 31, 2003, filed on July 25, 2003 (File Number 001-14856), which ORIX also refers to as its fiscal 2003 20-F. In addition, the description of common stock and ADSs set forth in the registration statement on Form 20-F, filed on September 11, 1998 (File Number 001-14856), registering the common stock and ADSs under the Exchange Act, as amended by subsequent reports filed on Form 20-F and this prospectus, is incorporated by reference. The Form 6-K furnished to the SEC on October 16, 2003, the same date as which this prospectus is filed with the SEC, which includes ORIX’s first quarter consolidated financial results for the year ending March 31, 2004, is also incorporated by reference.

     All subsequent reports filed on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Form 10-Q and 8-K filed by ORIX pursuant to the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into the prospectus. In addition, any Form 6-K subsequently submitted to the SEC specifying that it is being incorporated by reference into this prospectus shall be deemed to be incorporated by reference. Documents incorporated by reference shall become a part of this prospectus on the respective dates the documents are filed or furnished with the SEC.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Upon written or oral request, ORIX will provide without charge to each person to whom a copy of this prospectus has been delivered, a copy of any document that has been incorporated by reference in the prospectus, other than exhibits that are not specifically incorporated by reference into the prospectus. You may request a copy of these documents by writing or telephoning ORIX at:

ORIX Corporation
Corporate Communications
3-22-8 Shiba, Minato-ku,
Tokyo 105-8683, Japan
Telephone number: 81-3-5419-5102
E-mail address: orixir@orix.co.jp

     Except as described above, no other information is incorporated by reference in this prospectus, including, without limitation, information on our website.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Officers and Directors.

     Articles 254 and 280 of the Commercial Code of Japan make the provisions of Section 10, Chapter 2, Book III of the Civil Code applicable to the relationship between the registrant and its directors. Section 10, which consists of Articles 643 to 656, when so applied to the directors and executive officers, among other things, provides in effect that:

(1)	Any director or executive officer of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

(2)	If a director or executive officer of a company has defrayed any expenses which are considered necessary for the management of the affairs entrusted to him, he may demand reimbursement therefor together with interest thereon from the company;

(3)	If a director or executive officer has assumed an obligation necessary for the management of the affairs entrusted to him, he may require the company to perform it in his place or, if it is not due, to furnish adequate security; and

(4)	If a director or executive officer, without any fault on his part, sustains damage through the management of the affairs entrusted to him, he may demand compensation therefor from the company.

     The forms of underwriting agreements to be filed with respect to this registration statement will provide for indemnification and contribution by the underwriters with respect to certain liabilities of directors, officers and other controlling persons of the registrant.

     The directors and officers of ORIX are, to a limited extent, insured under an insurance policy against damages resulting from their conduct.

Item 9. Exhibits.

     Reference is made to the Exhibit Index included herewith which is incorporated herein by reference.

Item 10. Undertakings.

     The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in the post-effective amendment, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)  To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (5)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of each of ORIX’s annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered in this registration statement, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the asserted indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

     (7)  That:

(a) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

     (8)  To file an application for the purpose of determining the eligibility of the trustees to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Securities Act.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, ORIX Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tokyo, Japan, on the 16th day of October, 2003.

ORIX Corporation

By:	/s/ Yasuhiko Fujiki
	Name: Title:	Yasuhiko Fujiki Director, Representative Executive Officer, President and Chief Operating Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below appoints Yasuhiko Fujiki, Director, Representative Executive Officer, President and Chief Operating Officer, Shunsuke Takeda, Director, Deputy President and Chief Financial Officer and Shintaro Agata, Executive Officer, and each of them (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement for the same offering which may be filed under Rule 462(b) increasing the number of securities for which registration is sought, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 16th day of October, 2003.

Signature	Title

/s/ Yoshihiko Miyauchi Yoshihiko Miyauchi	Director, Representative Executive Officer, Chairman and Chief Executive Officer (Principal executive officer)

/s/ Yasuhiko Fujiki Yasuhiko Fujiki	Director, Representative Executive Officer, President and Chief Operating Officer (Principal executive officer)

/s/ Yoshiaki Ishida Yoshiaki Ishida	Director and Vice Chairman

/s/ Shunsuke Takeda Shunsuke Takeda	Director, Deputy President and Chief Financial Officer (Principal financial officer)

/s/ Katsuo Kawanaka Katsuo Kawanaka	Director and Deputy President

/s/ Hiroaki Nishina Hiroaki Nishina	Director and Corporate Executive Vice President

/s/ Masaaki Yamamoto Masaaki Yamamoto	Director

/s/ Masaru Hattori Masaru Hattori	Corporate Senior Vice President (Principal accounting officer)

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

By:	/s/ Takeshi Sato
	Name: Title	Takeshi Sato Director and Corporate Senior Vice President, Chairman of ORIX USA Corporation

as the duly authorized representative of ORIX Corporation in the United States

EXHIBIT INDEX

1.1	Form of Underwriting Agreement for common stock, preferred stock and warrants.[1]

1.2	Form of Underwriting Agreement for debt securities.[1]

3.1	Articles of Incorporation of ORIX Corporation, as amended on June 25, 2003.[2]

3.2	Regulations of the Board of Directors of ORIX Corporation, as amended on June 25, 2003.

3.3	Share Handling Regulations of ORIX Corporation, as amended on June 25, 2003.

4.1	Form of common stock certificate.

4.2	Deposit Agreement, dated September 18, 1998, among ORIX Corporation, Citibank, N.A. and holders from time to time of American Depositary Receipts issued thereunder, including the form of American Depositary Receipt.[3]

4.3	Form of Senior Debt Indenture between ORIX Corporation and , as trustee.

4.4	Form of senior debt security.[1]

4.5	Form of Subordinated Debt Indenture between ORIX Corporation and , as trustee.

4.6	Form of subordinated debt security.[1]

4.7	Form of Book-Entry Deposit Agreement for depositary interests.

4.8	Form of depositary interest.[1]

4.9	Form of Warrant Agreement.[1]

5.1	Opinion of Mitsui, Yasuda, Wani & Maeda, Japanese counsel to ORIX Corporation, regarding legality of the Shares, preferred stock and debt securities.

5.2	Opinion of Davis Polk & Wardwell as to the validity of the debt securities, warrants and depositary interests.

23.1	Consent of KPMG.

23.2	Consent of Mitsui, Yasuda, Wani & Maeda (included in Exhibit 5.1).

23.3	Consent of Davis Polk & Wardwell (included in Exhibit 5.2).

24.1	Powers of Attorney (included on the signature pages).

25.1	Statements of Eligibility on Form T-1 of , as trustee under the Senior Debt Indenture.[1]

25.2	Statements of Eligibility on Form T-1 of , as trustee under the Subordinated Debt Indenture.[1]

1	To be filed by post-effective amendment or incorporated by reference from documents filed with the SEC under the Securities Exchange Act of 1934.

2	Incorporated by reference from the Annual Report on Form 20-F for the fiscal year ended March 31, 2003.

3	Incorporated by reference from the Registration Statement on Form F-6 (Registration No. 333-9384) on September 11, 1998.